Exhibit 10 (ae)

SUMMARY OF COMPENSATION FOR
THE BOARD OF DIRECTORS OF
TAUBMAN CENTERS, INC.

Non-employee directors receive the following compensation:

Compensation	Amount
Annual Cash Retainer (1)	$35,000 in aggregate, paid quarterly in advance
Annual Equity Retainer (1)	Taubman Centers, Inc. (the “Company”) common stock having a fair market value (as of the last business day of the preceding quarter) of $50,000 in aggregate, granted quarterly in advance
Meeting Fee (board or committee meetings):	$1,500 per meeting attended
Annual Fee for Audit Committee Chair:	$12,500
Annual Fee for Compensation Committee Chair:	$7,500
Annual Fee for Nominating and Corporate Governance Committee Chair:	$5,000
________________________
(1) In accordance with the Taubman Centers, Inc. Non-Employee Directors’ Deferred Compensation Plan, non-employee directors are permitted to defer the receipt of all or a portion of the annual cash retainer and annual equity retainer until the termination of his or her service on the Board of Directors and for such deferred compensation to be denominated in restricted stock units, representing the right to receive shares of the Company’s common stock at the end of the deferral period. During the deferral period, when the Company pays cash dividends on its common stock, the directors’ deferral accounts will be credited with dividend equivalents on their deferred restricted stock units, payable in additional restricted stock units based on the then-fair market value of the Company’s common stock. Each director's account is 100% vested at all times.

The Company also reimburses members of the Board of Directors for all expenses incurred in attending meetings or performing their duties as directors.

Members of the Board of Directors who are employees or officers of the Company or any of its subsidiaries do not receive any compensation for serving on the Board of Directors or any committees thereof.

Effective January 1, 2007.